DocuSign Envelope ID: EF065702-7E12-4775-BC93-FABDE70FF3EE

BUSINESS LEASE RIDER ("BLR")

This Business Lease Rider (BLR) is entered into this 28 day of November, 2022 by and between the Landlord and Tenant as stated herein. It is understood and agreed that the Terms and Conditions of this BLR are an integral legally binding part of the lease and shall serve as a written summary to memorialize the Terms and Conditions of the Lease which all parties have mutually agreed to.

Property Name:	**990 SOUTH ROGERS CIRCLE, LLC**
Address of Premises:	**990 S. ROGERS CIRCLE, SUITE 3** **BOCA RATON, FL 33487**
Tenant/Lessee Name:	**SMART FOR LIFE, INC**
Landlord/Lessor Name:	**990 SOUTH ROGERS CIRCLE, LLC**
ON Line Payments:	Checks are accepted for the initial prepayment only. Subsequent payments are to be paid online through the Tenant's online portal. Tenant will receive an email invite from Commercial Café to register for the portal.
Initial Prepayment Check Payable to:	**990 S Rogers Circle, LLC (See Clause 2.3)**
Rentable Area of the Premises:	Approximately 7,877 rentable square feet of floor area
Rentable Area of the Property:	138,326
Tenant's Proportionate Share:	5.69 % of the rentable square feet of the building
Lease Term:	Seven (7) Years & One (1) Month
Use of the Premises:	To be used and occupied by the Tenant as administrative offices and storage and fulfillment of health supplement products and for no other purposes or uses whatsoever.
Option (s) To Renew:	Yes (x) No ( ) See Clause 1.2 B. Provided Tenant is current on rent and has not defaulted in respect to any provision of this Lease and continued beyond any applicable cure period or if the default has reoccurred, Tenant shall have one (1) five (5) year option to extend the Lease with six (6) months advanced written notice. The rent for the first year of the option period shall be 95% of the then fair market rental value, but not less than the prior year and shall increase four percent (4%) annually thereafter.
Early Right to Terminate:	Yes (X) No ( ) See Clause 1.2 C. Provided Tenant is current on rent and not in default, Landlord shall provide Tenant with a One-time Option to Terminate the lease effective at the end of sixty-first (61st) month of the Lease Term. If exercised, Tenant will provide Landlord written notice no later than

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twelve (12) months prior to the effective termination date and will pay to Landlord a termination fee equal to the then unamortized tenant improvement costs, rent abatement and brokerage commissions incurred by Landlord plus a two (2) month gross rent penalty. An annual interest rate (8%) percent shall be used in calculating such fee. If exercised, the Termination Fee will be payable by Tenant to Landlord within thirty 30 days of the Notice Date or upon Landlord's confirmation of Tenant's calculations associated with the Termination Fee, whichever occurs later. If twelve (12) months advanced written notice is not received by Landlord, then the Right to Terminate shall automatically be deemed null and void and the Lease shall continue to remain in full force and effect for the remainder of the lease term.

Delivery Date of Premises: On or before December 1, 2022, Subject to Clause 1.2 A and upon Landlord's receipt of the required pre-payment and certificate of insurance naming Landlord and Property Manager as additional insured.

Early Access: Tenant shall have access to the Premises fifteen (15) days prior to the Lease Commencement Date for purposes of installing furniture, phones, fixtures, equipment and other associated work for move-in and set up.

Lease Commencement Date: December 1, 2022

Rent Commencement Date: January 1, 2023

Termination Date: December 31, 2029 Subject to Early Termination

Rent Abatement Period: December 1-31, 2022

Rent Schedule: All rents are due and payable on the First (1st) day of each month and payable as follows:

Lease Year	Base Rent	Sales Tax	Per Month
12/01/22-12/31/22	Free Rent		
01/01/23-12/31/23	$12,471.92	$810.67	$13,282.59
01/01/24-12/31/24	$12,908.44	$839.05	$13,747.49
01/01/25-12/31/25	$13,360.23	$868.42	$14,228.65
01/01/26-12/31/26	$13,827.84	$898.81	$14,726.65
01/01/27-12/31/27	$14,311.82	$930.27	$15,242.09
01/01/28-12/31/28	$14,812.73	$962.83	$15,775.56
01/01/29-12/31/29	$15,331.17	$996.53	$16,327.70

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Annual Rent Escalations:	The Base Rent shall be increased on each anniversary date of the Rent Commencement Date during the seven (7) year and one (1) month Lease Term by three and a half percent (3.5%) per annum as stated above.
Additional Rent (CAM):	Yes ( ) No (x) If yes, then incorporate in Rent Schedule
Late Fee % and Grace Period:	Late Fee =10% Grace Period= 5 days –Rents are due on the 1st and considered late on the 5th
Returned Check/NFS Fee:	If a check is returned unpaid by Lessee's bank, for any reason, there will be returned check fee in the amount of ($25.00) or five percent (5%) of the check, whichever amount is greater.
Rent Payments By Check Check Processing Fee::	Rents are due on the first day of each month and considered late and subject to a 10% late fee if not received by the fifth day of each month. **To avoid a $75 check processing fee, all rent payments are required to be paid electronically. The Corporate Office will provide assistance in helping you set up your account online. Call 954-491-5505. All Late Fees and Check Processing Fees are considered Additional Rent**
After Hours A/C:	Yes ( ) No (x) If yes, then state the amount
HVAC:	$1000.00 Tenant deductible per occurrence provided Tenant maintains a quarterly maintenance contract with Landlord's preferred vendor, (currently Coastal Comfort, Inc.) a State Certified Licensed Air Conditioning Contractor for the full term of said lease. Landlord shall be responsible for any amount of money due and owing that exceeds this $1000.00 deductible per occurrence. Conversely, the absence of a quarterly maintenance contract with Landlord's preferred vendor, by lessee, voids said deductible and at such time Tenant shall be responsible for all costs associated with the repair, maintenance and/or replacement of said unit(s).
Security Deposit:	None.

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Last Month's Rent:	Upon execution of the lease Tenant shall submit $32,655.40 as rent for November and December, 2029 rent, subject to sales tax adjustments.
Security Deposit Transfer:	Yes ( ) No (x) (See Clause 2.6)
Prepayment :	Upon execution of the Lease, the Tenant shall deliver the January, 2023 Rent including 6.5% sales tax ($13,282.59) along with the last two month's rent for November and December, 2029 ($32,655.40) for a total of **$45,937.99.**
Base Year:	Calendar year ending December 31, 2022 (see Clause 3)
RE TAX /INS Stops:	Yes (x) No ( ) $TBD per square foot (See Clause 3)
Brokers:	Levy Realty Advisors, LLC. and CBRE

Landlord's Work:

The Tenant agrees to accept the premises in "AS IS" condition however Landlord shall deliver all plumbing, doors electrical and HVAC in good working order and has ***completed*** the following:

Concrete work in warehouse
Install LED lights in warehouse an office
Install LVT in reception, hallway, kitchen, storage room next to warehouse, and 1st floor office restrooms
Paint office area
Clean carpet in offices and stairs
Replace all damaged or stained ceiling tiles to match.

Tenant's Work:

The Tenant shall complete the following work at their sole cost and expense.

1.Tenant shall be responsible for all low voltage, data lines and data boxes.

2. Signage on building, glass entry door and directory, subject to City Code and Landlord's prior written approval.

PERMITS AND LANDLORD APPROVAL: Prior to commencement of any work, Tenant shall provide Landlord with copes of Plans and Permits for Landlord's prior approval. All work shall be performed in a professional manner by licensed, insured, contractors and in accordance with the local and state building codes with required permits. If Tenant does not pull permits and there is a violation, then Tenant shall be solely responsible for curing the violation, submitting plans, obtaining and closing a permit.

Prior to commencement of the above referenced Leasehold Alterations and Improvements, Tenant will submit to Landlord copies of the General Contractor and/or Contractors Certificate of Insurance naming the Landlord as additional Insured and containing the following language:

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Location: 990 S Rogers Circle, Boca Raton, FL 33487
990 S Rogers Circle, LLC and Levy Realty Advisors, LLC., are named as Additional Insureds on the General Liability Policy

Certificate Holder: 990 S Rogers Circle, LLC &
Levy Realty Advisors, LLC
4901 NW 17th Way, Suite 103
Ft. Lauderdale, FL 33309

Parking Provisions: 2.3 spaces per 1,000sf of leased space

Special Clauses:

Landlord Notice /Contact Info:

c/o Levy Realty Advisors, LLC.

4901 NW 17th Way , Suite 103

Ft Lauderdale, Fla. 33309

(954) 491-5505 Corporate Office

Attn. Alan Levy or Josh Levy

alan@levyrai.com; or josh@levyrai.com

Tenant Notice/Contact Info: Alan Bergman, CFO

TENANT EMAIL: *alan.bergman@smartforlifecorp.com

TENANT TAX ID #:*_ 81-5360128 and or SS#: *____________________

TENANT TELEPHONE: * Office - 561-558-3754 Cell:____________

TENANT'S NOTICE ADDRESS: * 990 Biscayne Blvd, Suite 503, Miami, FL 33132

Emergency Contact Info:

EMERGENCY CONTACT NAME: *__ Darren Minton____________________

EMERG. CONTACT TEL: * Office - ____________ Cell: __ 530-306-8788__________

EMERGENCY CONTACT : darren.minton@smartforlifecorp.com

SIGNATURES APPEAR ON THE FOLLOWING PAGE

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The Landlord and Tenant have approved and executed this Business Lease Rider as of the date and year first above written.

Signed and delivered by:

"TENANT" SMART FOR LIFE, INC.

DocuSigned by:

By: Alan Bergman
921467C9B63C4D4...

Alan Bergman, CFO

Dated: 11/7/2022, 2022

"LANDLORD"

990 S ROGERS CIRCLE, LLC
By: Levy Realty Advisors, LLC
Property Manager

By: ______________________

Joshua Levy, COO/Manager

Dated: 11/28/22, 2022

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990 S. ROGERS CIRCLE CENTER
BOCA RATON, FLA

LEASE AGREEMENT

THIS LEASE AGREEMENT and the Attached **BUSINESS LEASE RIDER (BLR)** (hereinafter referred to as "Lease") are made and entered into this 28 day of November, 2022 by and between **990 S ROGERS CIRCLE, LLC** (hereinafter referred to as "Landlord") and **SMART FOR LIFE, INC.** (hereinafter referred to as "Tenant").

WITNESSETH:

THAT LANDLORD, in consideration of the rents, covenants and agreements hereafter promised and agreed by Tenant to be paid and performed, does hereby lease, demise and let to Tenant, and Tenant does hereby lease or and from Landlord, the real property hereinafter described, subject to the following terms and conditions

ARTICLE I
DESCRIPTION OF PROPERTY: TERM

Section 1.1 Description of Property. As described in the BLR and Exhibit 1, Landlord leases to Tenant a portion of the real property at **990 S. ROGERS CIRCLE, Suite 3,** Boca Raton Florida, 33487 (hereinafter referred to as the "Premises").

Section 1.2 A. Term. Tenant shall have and hold the Premises for a term of as described in the BLR. If the term of this Lease commences on any day of the month other than the first day, rent from such date to the end of the month shall be prorated according to the number of days in such month and paid on a per diem basis, in advance; on the date, the term commences. The parties hereto agree that when the dates of commencement and termination of this Lease are determined, they will execute prior to or upon occupancy, an estoppel certificate certifying said dates.

It is contemplated that the Premises will be ready for occupancy by the Tenant on or prior to the Commencement Date. However, in the event that the Landlord is unable to deliver possession of the Premises to the Tenant on or before said date, then and in such event the Landlord agrees to deliver possession of the Premises to the Tenant as soon as practicable thereafter, and the rental under this Lease will be abated proportionately and the Tenant will be relieved of the liability for paying the same during such time Tenant does not have possession. In no event shall the Tenant have any claim for damages (except for the abatement of rent as herein specified) on account of the failure of the Landlord to deliver possession of the Premises to the Tenant on or before said date.

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B. Option to Renew: In accordance with the BLR, and provided Tenant is current on all rent and has not defaulted in respect to any provision of this Lease and continued beyond any applicable cure period or if the default has reoccurred, then, the Landlord shall provide Tenant with an Option to Renew this lease based on the same terms and conditions of this lease except the Rent shall adjust in accordance with the BLR terms. Tenant must provide Landlord with a minimum of Six (6) months advance written notice prior to the expiration date of the lease or any option periods hereunder, of their intention to exercise their renewal rights or forfeit the continued right to extend the lease term. In the event, Tenant fails to provide said written notice, then the Landlord shall have the right to lease the premises to any third (3rd) party and neither party shall have any further liability or responsibility to the other.

For purposes hereof, "Fair Market Rent" shall mean the annual rate per rentable square foot of space that Landlord could reasonably expect to obtain from a third party desiring to lease the Premises for the Option Period(s) based on then-current fair market rental rates for similar industrial/flex space located in the greater Boca Raton geographical area within a two mile radius of the subject property.

Upon receipt by Landlord of such written notice from Tenant exercising the option, Landlord and Tenant shall negotiate in good faith to determine and agree upon the Fair Market Rental. If Landlord and Tenant cannot reach written agreement as to the Fair Market Rental for the first year of the Renewal Term within thirty (30) days after receipt by Landlord of Tenant's notice exercising the Renewal Option, Tenant's exercise of the Renewal Option shall automatically be deemed rescinded and the Term of the lease shall not be extended but shall expire on the last day of the initial Term or current option period of the Lease.

C. Early Termination Option: Provided Tenant is current on rent and not in default, Landlord shall provide Tenant with a One-time Option to Terminate the lease effective at the end of sixty-first (61st) month of the Lease Term. If exercised, Tenant will provide Landlord written notice no later than twelve (12) months prior to the effective termination date and will pay to Landlord a termination fee equal to the then unamortized tenant improvement costs, rent abatement and brokerage commissions incurred by Landlord plus a two (2) month gross rent penalty. An annual interest rate (8%) percent shall be used in calculating such fee. If exercised, the Termination Fee will be payable by Tenant to Landlord within thirty 30 days of the Notice Date or upon Landlord's confirmation of Tenant's calculations associated with the Termination Fee, whichever occurs later. If twelve (12) months advanced written notice is not received by Landlord, then the Right to Terminate shall automatically be deemed null and void and the Lease shall continue to remain in full force and effect for the remainder of the lease term.

1.3 Holdover. Should Tenant hold over and remain in possession of the Premises at the expiration of any term hereby created, Tenant shall, by virtue of this Section, become a Tenant by the month at twice the rent per month of the last monthly installment of rent to be paid hereunder, which said monthly tenancy shall be subject to all the conditions and covenants of this Lease as though the same had been a monthly tenancy instead of a tenancy as provided herein, and Tenant

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shall give Landlord at least thirty (30) days' written notice of any intention to vacate from the Premises, and shall be entitled to ten (10) days' notice from Landlord in the event Landlord desires possession of the Premises; provided, however, that said Tenant by the month shall not be entitled to ten (10) days' notice in the event the said rent is not paid in advance without demand, said ten (10) days written notice being hereby expressly waived.

ARTICLE II
RENT (See BLR and Exhibit 2)

Section 2.1 Fixed Minimum, Annual Rent; Late Charge Throughout the term of this Lease, Tenant agrees to pay Landlord, a fixed minimum rent (the "Rent") in accordance with the BLR and EXHIBIT 2. The Rent during the term of this Lease shall be payable by the Tenant in equal monthly installments, on the first day of each month.

Simultaneously with the execution of this Lease, Tenant has prepaid to Landlord certain funds as described in the attached BLR, receipt whereof, if by check subject to collection, is hereby acknowledged. In the event any monthly Rent payment is not paid within five (5) days after it is due, Tenant agrees to pay a late charge of ten percent (10%) of the amount of the payment due. Tenant shall pay to Landlord all sales or use taxes pertaining to the Rent (currently 6.5%), which shall be remitted to the Florida Department of Revenue.

Section 2.2 Payment without Notice or Demand. Except as otherwise provided in this Lease, the Rent called for hereunder shall be paid to Landlord without notice or demand, and without counterclaim, offset, deduction, abatement, suspension, deferment, diminution or reduction, by reason of, and the obligations of Tenant under this Lease shall not be affected by, any circumstances or occurrence whatsoever, and except as set forth herein, Tenant hereby waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Lease or the Premises or any part thereof, or to any abatement, suspensions, deferment, diminution or reduction of the Rent on account of any such circumstances or occurrence.

Section 2.3 Place of Payment. Section 2.3 Checks are accepted for the initial prepayment upon lease execution. This initial prepayment shall be made and paid by Tenant to Landlord c/o Levy Realty Advisors, LLC at 4901 NW 17th Way, Suite 103, Fort Lauderdale, FL 33309, or at such other place as Landlord may, from time to time, designate in writing and such Rent shall come due and be payable in the current legal tender of the United States. **All subsequent payments are to be paid online through the Tenant's online portal. Tenant will receive an email invite from Commercial Café to register for the portal.** Any extension, indulgence, or waiver granted or permitted by Landlord in the time, manner or mode of payment of Rent, upon any occasion, shall not preclude Landlord from demanding strict compliance herewith. If Tenant submits the Rent to Landlord **by check, there shall be a $75 processing fee.** The envelope containing the check for the Rent shall be received by Landlord no later than the due date for the Rent **or late fees shall be assessed in addition to the $75 processing fee.**

Section 2.4 Use of Premises. Tenant shall use the Premises for (**See BLR**) and for no other

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purpose without first obtaining the written consent of Landlord. The written consent of Landlord shall not be unreasonably withheld. Tenant will not use or permit the use of the Premises or any part thereof for any unlawful purpose and will not do or permit any act or thing which would materially impair the value or usefulness of the Premises or any part thereof, or which would constitute a public or private nuisance or waste or which would be a nuisance or annoyance or damage to Landlord or Landlord's other Tenants, or which would invalidate any policies of insurance or increase the premiums thereof, now or hereafter written on the building and/or Premises.

Section 2.5 Parking. There shall be available at the building, 2.3 spaces per 1,000sf of leased space, unassigned for use by Tenant.

Section 2.6 Security Deposit. Simultaneously with the execution of this Lease, Tenant shall pay **(See BLR)** as security deposit to be held by Landlord as a security deposit for the performance by Tenant of all the terms, covenants and conditions hereof and as indemnity against: (a) unreasonable wear and tear on the Premises; (b) loss or damage to the Premises or other property of the Landlord caused by the Tenant, Tenant's employees, agents, invitees or licensees; (c) the cost of cleaning the Premises to the extent that the Landlord shall determine is necessary to restore the Premises, except for reasonable wear and tear, to the same condition it was in at the time Tenant began occupancy thereof. If the Tenant complies with all such terms, covenants and conditions, then within thirty (30) days after such termination of this Lease or any renewal or extension thereof, the Landlord shall return said sum to the Tenant, less any deductions made by the Landlord there from to pay or reimburse the Landlord for the cost, losses or damages specified above. The Landlord shall not be limited or restricted in pursuing the Landlord's remedies against the Tenant for costs, losses or damages to the Premises or to any other property of the Landlord, including the building of which the Premises is a part, for any such costs, losses or damages which, in the judgment of the Landlord, are in excess of such cash indemnity. Such money shall bear no interest and may be commingled with other security deposits or funds of the Landlord.

ARTICLE III

ADDITIONAL RENT (See BLR AND Exhibit 2)

Section 3.1 Definitions. For the purpose of this Article and other provisions of the Lease:

(a) The term "Additional rent" shall mean all Tenant's Proportionate Share of increases in Real Estate and Ad Valorem Taxes, and Insurance over and above the Base Year

(b) The term "Common Area Maintenance" shall mean all expenses paid or incurred by Landlord or on Landlord's behalf in respect of the repair, maintenance and operation of all real or personal property owned by the Landlord for the common (nonexclusive) use of the Landlord and Tenant and their employees, guests and invitees including, but not limited to, sidewalks, landscaping areas, lighting, water, delivery areas, parking areas, entranceways, building security hallways shared by more than one Tenant and all lavatories shared by more than one Tenant.

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c) The term "Insurance" shall mean the aggregate amount of Landlord's fire, All-Risk, Property Damage and General Liability insurance premiums for Polo Commerce Circle Center as provided in Article V of this Lease.

(d) The term "Taxes" shall mean: (I) the aggregate amount for which the Buildings, and all land or real property owned or leased by Landlord underlying the Buildings or adjacent thereto and used in connection with the operation of the Buildings (collectively hereinafter sometimes referred to as the "Property") are assessed by Palm Beach County or any city or municipal body having jurisdiction for the purpose of imposition of real estate taxes; and (II) any expenses incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Buildings and/or Property, which expenses shall be allocated to the tax year to which such expenses relate. Any special or other assessment or levy for any tax year which is imposed upon the Property and/or the Buildings shall be added to the amount so determined and shall be deemed to be included within the term "taxes" for the purposes hereof if, at any time during the term of this Lease the methods of taxation prevailing on the date hereof shall be altered, such additional or substitute tax, assessment, levy, imposition, or charge, shall be deemed to be included within the term "taxes" for the purposes hereof.

(e) The term "Tenant's Proportional Share" determined by dividing the gross rentable square footage of the Building in which Premises is located. **(See BLR)**

(f) The term "Base Operation Year for Real Estate Taxes and Insurance "shall mean the calendar year as referenced in the BLR

Section 3.2 Tenant's Obligations for Additional Rent. (See BLR)

The Landlord shall be liable for the Base Operating Year Taxes, Insurance and Common Area Maintenance. For each "Operating Year" thereafter, the Tenant shall be liable for its Proportionate Share of any excess Taxes and Insurance over and above the Base Operating Year expenses for Taxes and Insurance for which Landlord shall continue to be responsible.

Section 3.3 Additional Rent after Base Year. Landlord shall furnish to Tenant on or before March 31st of each Operating Year after the Base Operating Year, Landlord's actual cost of Taxes and Insurance. Tenant shall pay to Landlord, as Additional Rent, an amount equal to Tenant's Proportionate Share of the increase in Taxes and Insurance. If an Operating Year ends after the expiration or termination of this Lease, the Additional Rent payable hereunder shall be prorated to correspond to that portion of the Operating Year occurring within the term of this Lease.

Section 3.4 Statement of Actual Costs. Within Ninety days (90) days after the end of each Year, Landlord shall furnish to Tenant an "Operating Statement" showing actual Taxes and Insurance PAID. If the Operating Statement shows that the sums paid by Landlord under this Article exceed Tenant's Proportionate Share of the Base Year, Tenant shall promptly pay the amount of such deficiency within ten (10) days after the receipt thereof, Tenant shall notify

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Landlord that it disputes the accuracy of said operating statement, specifying the particular respects in which the Operating Statements is claimed to be incorrect. Failure of Landlord to submit the written statement referred to herein shall not waive any rights of Landlord, unless such statement is not submitted within one year from the end of the prior calendar year. In addition, Tenant's obligation to pay Additional Rent shall survive the termination of this Lease.

ARTICLE IV
PREPARATION OF PREMISES

Section 4.1 LEASEHOLD IMPROVEMENTS: (SEE BLR and Exhibit 3)

Section 4.2 Acceptance of Premises. Tenant acknowledges that Landlord has not made any representations or warranties with respect to the condition of the Premises and neither Landlord nor any assignee of Landlord shall be liable for any latent or patent defects therein. The taking of possession of the Premises by Tenant shall be conclusive evidence that the Premises were in good and satisfactory condition at the time such possession was taken, except for the minor or insubstantial details in a "punch list" of which Tenant shall give to Landlord in writing within thirty (30) days after the lease commencement date.

ARTICLE V
INSURANCE

Section 5.1 Landlord's Insurance

(a) Landlord shall at all times during the term of this Lease carry and maintain the following types of insurance in the amounts specified and in the form provided for hereafter:

(i) **PUBLIC LIABILITY AND PROPERTY DAMAGE.** Landlord shall maintain insurance against public liability, including that from personal injury or property damage in or about the Building resulting from the occupation, use or operation of the Building in amounts of not less than One Million Dollars ($1,000,000.00) in respect of bodily injury or death to any one person, of not less than One Million Dollars ($1,000,000.00) in respect of bodily injury or death to more than one person in one accident, and of not less than One Million Dollars ($1,000,000.00) in respect to the property damage.

(ii) **LANDLORD'S REAL AND PERSONAL PROPERTY.** Landlord shall maintain insurance covering Landlord's Buildings, excluding Tenant's property required to be insured by Tenant pursuant to Section 5.2 hereof, in an amount not less than one hundred percent (100%) of full replacement cost (exclusive of the cost of excavations, foundations and footings), from time to time during the term of this Lease, providing protecting against perils included within the standard Florida form of fire and extended coverage insurance policy, together with insurance against vandalism and

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malicious mischief, and such other risks as Landlord may from time to time determine.

(b) Any insurance provided for Section 5.1 may be maintained by means of a policy or policies of blanket insurance, covering additional items, locations, or insured's, provided that the requirements of Section 5.1 (a) are otherwise satisfied.

c) Tenant shall have no rights in any policy or policies maintained by Landlord and shall not be entitled to be a named insurer thereunder.

Section 5.2 Tenant's Insurance

(a) Tenant will carry and maintain, at its sole cost and expense, the following types of insurance, in the amounts specified and in the form hereinafter provided for:

(I) **PUBLIC LIABILITY AND PROPERTY DAMAGE.** Tenant shall, during the term of this Lease, maintain insurance against public liability, including that from personal injury or property damage in or about the Premises resulting from the occupation, use or operation of the Premises, insuring both Landlord and Tenant, in amounts of not less than One Million Dollars ($1,000,000.00) in respect to bodily injury or death to any one person, of not less than One Million Dollars ($1,000,000.00) in respect of property damage.

b) All policies of insurance provided for in this Section shall be issued in form acceptable to Landlord by insurance companies with general policyholder's rating of not less than XI and a financial rating of AAA as rated in the most current available "Best's" Insurance Reports, and qualified to do business in Florida. Each and every such policy:

(I) Shall be issued in the names of Landlord and Tenant and any other parties in interest from time to time designated in writing by notice from Landlord to Tenant;

(II) Shall be for the mutual and joint benefit and protection of Landlord and Tenant and any such other parties in interest;

(III) Shall (or a certificate thereof shall) be delivered to Landlord and any such other parties in interest within ten (10) days before delivery of possession of the Premises to Tenant and thereafter within thirty (30) days prior to the expiration of each policy, and, as often as any such policy shall expire or terminate, renewal or additional policies shall be procured and maintained in like manner and like extent;

(IV) Shall contain a provision that the insurer will give to Landlord and such other parties in interest at least thirty (30) days' notice in writing in advance of any cancellation, termination or lapse, of insurance;

(V) Shall be written as a primary policy which does not contribute to and is not in excess of coverage which Landlord may carry; and

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(VI) Shall contain a provision that Landlord and any such other parties in interest, although named as an insured, shall nevertheless be entitled to recover under said policies for any loss occasioned to it, its servants, agents and employees by reason of the negligence of Tenant.

c) Any insurance provided for in this Section may be maintained by means of a policy or policies of blanket insurance, covering additional items or locations or insured's, provided, however, that (I) Landlord and any other parties in interest from time to time designated by Landlord to Tenant shall be named as an additional insured thereunder as their interest may appear; (II) the coverage afforded Landlord and any such other parties in interest shall not be reduced or diminished by reason of the use of such blanket policy of insurance; and (III) the requirements set forth in this Article V are otherwise satisfied.

(d) Tenant agrees to permit Landlord at all reasonable times to inspect the policies of insurance of Tenant with respect to the Premises for which policies or copies thereof are not delivered to Landlord.

Section 5.3 Plate Glass Insurance. The replacement of any plate glass damaged or broken from any cause whatsoever in and about the Premises shall be Tenant's responsibility. Tenant shall, during the entire term hereof, keep in full force and effect a policy of plate glass insurance with an insurance company approved by Landlord covering all the plate glass at the Premises. The policy, a copy of which shall be delivered to Landlord, shall name Landlord and any person, firm or corporation designated by Landlord and Tenant as insured and shall contain a clause that the insurer will not cancel or change the insurance without first giving the Landlord thirty (30) days prior written notice.

Section 5.4 Increase in Fire Insurance Premium. Tenant agrees that it will not keep, use, sell or offer for sale in or upon the Premises any article, which may be prohibited by the standard form office and extended risk insurance policy. Tenant agrees to pay any increase in premiums for fire and extended coverage insurance that may be charged during the term of this Lease on the amount of such insurance which may be carried by Landlord on the Premises or the Building of which they are a part, resulting from Tenant's use of the Premises.

In determining whether increased premiums are the result of Tenant's use of the Premises, a schedule issued by the organization making the insurance rate on the Premises, showing the various components of such rate, shall be conclusive evidence of the several items and charges which make up the fire insurance rate on the Premises. Tenant agrees to promptly make, at Tenant's cost, any repairs, alterations, changes and/or improvements to equipment in the Premises required by the company issuing Landlord's fire insurance so as to avoid the cancellation of, or the increase in premiums on said insurance.

In the event Tenant's occupation and use of the Premises causes any increase of premium for the fire, boiler and/or casualty rates on the Premises or any part thereof above the rate for the least hazardous type of occupancy legally permitted in the Premises, the Tenant shall pay the

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additional premium on the fire, boiler and/or casualty insurance policies by reason thereof. The Tenant also shall pay in such event, any additional premium on the rent insurance policy that may be carried by the Landlord for its protection against rent loss through fire or other casualty. Bills for such additional premiums shall be rendered by Landlord to Tenant at such times as Landlord may elect and shall be due from and payable by Tenant when rendered, and the amount thereof shall be deemed to be Additional Rent.

Section 5.5 Waiver of Subrogation.

Landlord and Tenant waive, unless said waiver should invalidate any such insurance, their right to recover damages against each other for any reason whatsoever to the extent the damaged party recovers indemnity from its insurance carrier. Any insurance policy procured by either Tenant or Landlord which does not name the other as a named insured shall, if obtainable, contain and express waiver of any right or subrogation by the insurance company against the Landlord or Tenant, whichever the case may be. All public liability and property damage policies shall contain an endorsement that Landlord, although named as an insured, shall nevertheless be entitled to recover for damages caused by the negligence of Tenant.

ARTICLE VI
MAINTENANCE AND REPAIR

Section 6.1 Maintenance and Repair.

(a) Tenant shall at its own cost and expense keep and maintain all parts of the Premises and such portion of the real estate within the exclusive control of Tenant in good condition, promptly making all necessary repairs and replacements, whether ordinary or extraordinary, with materials and workmanship of the same character, kind and quality as the original, including but not limited to, windows, glass and plate glass, doors, skylights, any special office entries, interior walls and finish work, floors and floor coverings, downspouts, gutters, heating and air conditioning systems (*), all plumbing, electrical systems and fixtures, sprinkler systems, dock boards, truck doors, dock bumpers, and plumbing work and fixtures. Tenant as part of its obligations hereunder shall keep the whole of the Premises in a clean and sanitary condition. Tenant will as far as possible, keep all such parts of the Premises from deterioration due to ordinary wear and from falling temporarily out of repair, and upon termination of this Lease in any way, Tenant will yield up the Premises to Landlord in good condition and repair. Tenant shall not damage any demising wall or disturb the integrity and supports provided by any demising wall and shall, at its sole cost and expense, repair any damage to the Premises resulting from and/or caused in whole or in part by the negligence or misconduct of Tenant, its agents, servants, employees, patrons, customers, or any other person entering upon the Premises as a result of Tenant's business activities or caused by Tenant's default hereunder.

(b) Landlord shall maintain in good repair, reasonable wear and tear excepted, all parts of the Buildings and real estate, other than Tenant's Premises or portions of the real estate within

the exclusive control of other Tenants of the building, making all necessary repairs and replacements, whether ordinary or extraordinary; structural or nonstructural, including roof, foundation, walls, downspouts, gutters, sprinkler system, regular mowing of any grass, trimming, weed removal and general landscape maintenance, including driveways and alleys, including, but not limited to, cleaning, re-paving, re-striping and resealing. Tenant shall immediately give Landlord written notice of any defect or need for repairs, after which Landlord shall have a reasonable opportunity to repair the same or cure such defect. Landlord's liability with respect to any defects, repairs or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited as to the cost of such repairs or maintenance or the curing of such defect. The term "walls" as used herein shall not include windows, glass or plate glass, doors, special storefront or office entry.

c) Tenant and its employees, customers and licensees shall have the nonexclusive right to use, in common with the other parties occupying said Buildings, common parking areas, if any (exclusive of any parking or work load areas designated or to be designated by Landlord for the exclusive use of Tenant or other Tenants occupying or to be occupying other portions of the Buildings), driveways and alleys adjacent to said Buildings, subject to such rules and regulations as Landlord may from time to time prescribe.

(d) Tenant shall at its own cost and expense, enter into a regular schedule preventative maintenance/service contract with a maintenance contractor approved by Landlord, for servicing all heating and air conditioning systems and equipment within the Premises, a copy of which shall be delivered to Landlord prior to commencement of the Lease term. This service contract must include all services suggested by the equipment manufacturer within the operations/maintenance manual and must become effective within thirty (30) days of the date Tenant takes possession of the Premises. Landlord may (but shall not be required to), upon notice to Tenant, elect to enter into such a maintenance/service contract on behalf of Tenant or perform the work itself and, in either case charges Tenant therefore, together with a reasonable charge for overhead.

(*)**AIR-CONDITIONING**: Upon execution of this lease agreement it is understood and agreed by both Landlord and Tenant that the existing air conditioning unit (s) shall be delivered in good working order. It is further understood and agreed that the Tenant shall be responsible for all necessary maintenance and repair of said air conditioning unit(s) for the full term of said lease 's sole cost and expense. However, such expense shall not exceed $1000.00 ($1000.00 deductible) per occurrence provided Tenant maintains a quarterly maintenance contract with Landlord's preferred vendor, (currently Coastal Comfort, Inc.) a State Certified Licensed Air Conditioning Contractor for the full term of said lease. Landlord shall be responsible for any amount of money due and owing that exceeds this $1000.00 deductible per occurrence. Conversely, the absence of a quarterly maintenance contract with Landlord's preferred vendor, by lessee voids said deductible and at such time Tenant shall be responsible for all costs associated with the repair, maintenance and/or replacement of said unit. Landlord shall have the option to contact any State Certified Licensed Air Conditioning company to bid any necessary maintenance and/or repair work which may arise during the term of said lease term

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ARTICLE VII
ALTERATIONS BY TENANT; TENANT'S PROPERTY

Section 7.1 Alterations. Tenant shall not make any alterations, additions or improvements to the Premises (including, without limitation, the roof and wall penetrations) without the prior written consent of Landlord, which consent may in Landlord's sole discretion be withheld. Tenant may, without consent of Landlord, but at its own cost and expense and in a good workmanlike manner erect such shelves, bins, machinery and other trade fixtures as it may deem advisable, without altering the basic character of the Building or improvements and without overloading or damaging such Building or improvements, and in each case after complying with all applicable governmental laws, ordinances, regulations and other requirements. All alterations, additions, improvements and partitions erected by Tenant shall be and remain the property of Tenant during the term of this Lease and Tenant shall, unless Landlord otherwise elects as hereinafter provided, remove all alterations, additions, improvements and partitions erected by Tenant and restore the Premises to their original condition by the date of termination of this Lease or upon earlier vacating of the Premises; provided, however, that if at such time Landlord so elects such alterations, additions, improvements and partitions shall become the property of Landlord as of the date of termination of this Lease or upon earlier vacating of the Premises and title shall pass to Landlord under this Lease as by a bill of sale. All shelves, bins, machinery and trade fixtures installed by Tenant may be removed by Tenant prior to the termination of this Lease if Tenant so elects, and shall be removed by the date of termination of this Lease or upon earlier vacating of the Premises if required by Landlord; upon any such removal Tenant shall restore the Premises to their original condition. All such removals and restoration shall be accomplished in good workmanlike manner so as not to damage the primary structure or structural qualities of the Buildings and other improvements within which the Premises are situated. If Landlord shall, in its sole discretion, consent to any alterations, additions or improvements proposed by Tenant, Tenant shall construct the same in accordance with all governmental laws, ordinances, rules and regulations and shall, prior to construction, provide such assurances to Landlord (including but not limited to, waivers of lien, surety company performance bonds and personal guaranties of individuals of substance) as Landlord shall require to protect Landlord against any loss from any mechanics', laborers' or material men's liens, or other liens.

Section 7.2 Removal of Tenant's Property. At or before the expiration date of this Lease, or the date of any earlier termination hereof, or within five (5) days after such an earlier termination date, Tenant, at its expense, shall remove from the Premises all of Tenant's property (except such items thereof as Landlord shall have expressly permitted to remain, which property shall become the property of Landlord), and Tenant shall repair any damage to the Premises or the Buildings resulting from any installation and/or removal of Tenant's property and restore the Premises to the same physical condition and layout as they existed at the time Tenant was given possession of Premises, reasonable wear and tear excepted. Any other items of Tenant's property which shall remain in the Premises after the expiration date of this Lease, or after a period of five (5) days following an earlier termination date, may, at the option of Landlord, be deemed to have

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been abandoned, and in such case, such items may be retained by Landlord as his property or disposed of by Landlord, without accountability, in such manner as Landlord shall determine, at Tenant's expense.

ARTICLE VIII
COMPLIANCE WITH LAW

Section 8.1 Obligations of Tenant. Tenant shall, during the term of this Lease, at its sole cost and expense, comply with all valid laws, ordinances, regulations, orders and requirements of any governmental authority which may be applicable to the Premises or to the use, manner of use or occupancy thereof, whether or not the same shall interfere with the use or occupancy of the Premises arising from: (a) Tenant's use of the Premises; (b) the manner or conduct of Tenant's business or operation of installations, equipment or other property therein; © any cause or condition created by or at the instance of Tenant; or (d) breach of any of Tenant's obligations hereunder, whether or not such compliance requires work which is structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen; and Tenant shall pay all of the costs, expenses, fines, penalties and damages which may be imposed upon Landlord by reason or arising out of Tenant's failure to fully and promptly comply with and observe the provisions of this Section. Tenant shall give prompt notice to Landlord of any notice it receives of the violation of any law or requirement of any public authority with respect to the Premises or the use or occupation thereof.

Section 8.2 Right to Contest. Tenant shall have the right, by appropriate legal proceedings in the name of Tenant or Landlord or both, but at Tenant's sole cost and expense, to contest the validity of any law, ordinance, order, regulation or requirement. If compliance may legally be held in abeyance, Tenant may postpone as may postpone compliance until final determination under any such proceedings.

Section 8.3 Rules and Regulations. Tenant shall also comply with all rules and regulations and all such other rules and regulations as may be subsequently applied by Landlord to all Tenants of the Buildings.

ARTICLE IX
NO ENCUMBRANCES BY TENANT

Section 9.1 No Liens. Tenant agrees that it will not create, permit or suffer the imposition of any lien, charge or encumbrance upon the Premises or any part thereof.

Section 9.2 Mechanic's Lien. Nothing contained in this Lease shall be construed as a consent on the part of the Landlord to subject the estate of the Landlord to liability under the Mechanic's Lien Law of the State of Florida, for work done for or on behalf of Tenant, it being expressly understood that the Landlord's estate shall not be subject to such liability. Tenant shall strictly comply with the Mechanic's Lien Law of the State of Florida as set forth in

F.S. 713. In the event that a mechanics claim of lien is filed against the Property in connection with any work performed by or on behalf of the Tenant, the Tenant shall satisfy or bond such claim, or shall deposit a sum equal to One Hundred Fifty Percent (150%) of claim with the Landlord, within ten (10) days from the filing. In the event that the Tenant fails to satisfy, bond or deposit such sums within said
Ten (10) day period, the Landlord may, but shall not be obligated to do so and thereafter charge the Tenant, as Additional Rent, all costs incurred by the Landlord in connection with satisfaction of such claim, including attorneys' fees and interest at the highest rate allowed by law. Further, the Tenant agrees to indemnify, defend and save the Landlord harmless from and against any damage or loss incurred by the Landlord as a result of any such mechanic's claim of lien including but not limited to attorney fees and costs. If so requested by the Landlord, the Tenant shall execute a short form or memorandum of this Lease, which may, in the Landlord's discretion be recorded in the Public Records for the purpose of protecting the Landlord's estate from mechanics' claims of lien, as provided in Florida Statutes Section 713.10.

In the event such short form or memorandum of Lease is executed, the Tenant shall simultaneously execute and deliver to the Landlord an instrument terminating the Tenant's interest in the real property upon which the Leased Premises are located, which instrument may be recorded by the Landlord for the satisfaction or transfer of any mechanics' claim of lien, as provided in this Section but such use shall not be deemed to cure such default and upon demand Tenant will promptly reimburse the security deposit or any portion of it used. This Section shall survive the termination of this Lease.

ARTICLE X
RIGHT OF EACH PARTY TO PERFORM OTHER'S COVENANTS

Section 10.1 Payment or Performance. Each party shall have the right at any time, upon ten (10) days' notice to the other party (or without notice in case of emergency or in case any fine, penalty, interest or cost may otherwise be imposed or incurred) given following expiration of any applicable cure period, to make any payment or perform any act required of such other party under any provision in this Lease, and in exercising such right, to incur necessary and incidental costs and expenses, including reasonable counsel fees. Nothing herein shall imply any obligation on the part of either party to make any payment or perform any act required of the other party, and the exercise of the right to do so shall not constitute a release of any obligation or a waiver of any default.

Section 10.2 Reimbursement. All payments made and all costs and expenses incurred in connection with any exercise of the right set forth in Section 10.1 shall be reimbursed by the other party within ten (10) days after receipt of a bill setting forth the amounts so expended together with interest at the annual rate of Eighteen Percent (18%) from the respective dates of the making of such payments or the incurring of such costs and expenses, to the party making and paying the same. Any payment so made by Landlord shall be treated as Additional Rent owed by Tenant.

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ARTICLE XI
AVAILABILITY OF PUBLIC UTILITIES AND OTHER SERVICES

Section 11.1 Electricity and Telephone. Tenant's use of electrical energy in the Premises shall not, at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the Premises. In order to insure that such capacity is not exceeded and to avert possible adverse effects upon the Building's electrical service, Tenant shall not, without Landlord's prior written consent in each instance, connect appliances or equipment to the Building, electrical distribution system, and telephone system or make any alteration or addition to the electrical systems of the Premises existing on the commencement of the Lease. Tenant's electrical usage under this Lease contemplates only the use of normal and customary office equipment. In the event Tenant installs any office equipment which uses substantial additional amounts of electricity, then Tenant agrees that the consent of Landlord and of applicable government authorities are required before the installation of such additional office equipment. Tenant shall be solely liable for electricity and telephone expenses related to the Premises. Tenant's electrical service shall be separately metered.

Section 11.2 Water. Provided that Landlord, his cleaning contractor and their employees shall have access to the Premises at all reasonable times and shall have the right to use, without charge, therefore, all light, power, and water in the premises reasonable required to clean the Premises, Landlord shall furnish adequate water to the Premises for drinking, lavatory, and cleaning purposes, if applicable.

Section 11.3 Right to Stop Services. INTENTIONALLY OMITTED.

ARTICLE XII
ASSIGNMENT AND SUBLETTING

Section 12.1 Tenant's Transfer.

(a) Tenant shall not, whether voluntarily, involuntarily, or by operation of law, or otherwise: (a) assign or otherwise transfer this Lease or the term and estate hereby granted, or offer to advertise to do so; or (b) mortgage, encumber, or otherwise hypothecate this Lease or the Premises or any part thereof in any manner whatsoever, without in each instance obtaining the prior written consent of Landlord, which consent may not be unreasonable withheld.

(b) The provisions of Section 12.1 (a) shall apply to a transfer of a majority of the stock of Tenant as if such transfer were an assignment of this Lease; but said provisions shall not apply to transactions with a corporation which controls or which is controlled by Tenant, or is under common control of Tenant, provided in any such events: assets are transferred, or to any corporation which controls or which is controlled by Tenant, or is under common control of Tenant, provided in any such events: (a) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the greater of (I) the net worth of Tenant immediately prior to such merger, consolidation or transfer or (II) the net worth

of Tenant herein named on the sate of this Lease; and (b) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) days prior to the effective date of such transaction.

c) The Landlord may consent to the sublease of all of the Premises provided the Tenant enters into a sublease containing the same terms and conditions contained herein (exclusive of Rent) and the Landlord shall receive one-half (1/2) of the difference between any higher Rent paid by a subtenant and the Rent paid by Tenant.

(d) Any assignment agreed to by Landlord shall be evidenced by a valid executed assignment and assumption of lease. Any attempted transfer, assignment, subletting, mortgaging or encumbering of this Lease in violation of this Section shall be void and confer no rights upon any third person. Such attempt shall constitute a material breach of this Lease and entitle Landlord to the remedies provided for default.

(e) If, without such prior written consent, this Lease is transferred or assigned by Tenant, or if the Premises, or any part thereof, is sublet or occupied by anyone other than Tenant, whether as a result of any act or omission by Tenant, or by operation of law or otherwise, Landlord, whether before or after the occurrence of an event of default, may, in addition to, and not in diminution of or substitution for, any other rights and remedies under this Lease or pursuant to law to which Landlord may be entitled as a result thereof, collect Rent from the transferee, assignee, subtenant or occupant and apply the net amount collected to the Rent herein reserved.

Section 12.2 Tenant's Liability. Notwithstanding any such assignment or subleasing and/or the acceptance of Rent by Landlord from any such assignee or sublessee, Tenant shall remain liable for the payment of Rent hereunder and for the performance of all of the agreements, conditions, covenants and terms herein contained on the part of Tenant herein to be kept, observed or performed, his liability to always be that of principal and not of surety, nor shall the giving of such consent to an assignment or sublease be deemed a complete performance of the said covenants contained in this Article so as to permit any subsequent assignment or subleasing without the like written consent.

Section 12.3 Landlord's Transfer. The Landlord shall have the right to sell, mortgage, or otherwise encumber or dispose of Landlord's interest in the Buildings and premises and this Lease.

ARTICLE XIII
SUBORDINATION AND ATTORNMENT

Section 13.1 Subordination. This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to all ground leases, overriding leases and underlying leases of the Property and/or the Buildings now and hereafter existing and to all first mortgages which may now or hereafter affect the Property and/or the Buildings and/or any such leases (whether or not such first mortgages shall also cover other lands and or buildings and/or leases). This subordination

shall likewise apply to each and every advance made or hereafter to be made under such first mortgages, to all renewals, modifications, replacements and extensions of such leases and such mortgages and to spreaders and consolidations of such first mortgages. This Section shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, the lessor under any such lease or the holder of any such mortgage (or their respective successors-in-interest) may reasonable request to evidence such subordination. If Tenant fails to execute, acknowledge or deliver any such instrument within ten (10) days after request therefore, Tenant hereby irrevocably constitutes and appoints Landlord as Tenant's attorney-in-fact, coupled with an interest, to execute and deliver any such instruments for and on behalf of Tenant. Any lease to which this Lease is subject and subordinate is hereinafter referred to as a "Superior Lease" and the lessor of a Superior Lease is hereinafter referred to as a "Superior Lessor"; and any first mortgage to which this Lease is subject and subordinate is hereinafter referred to as a "Superior Mortgage" and the holder of a Superior Mortgage is hereinafter referred to as a "Superior Mortgagee".

Section 13.2 Notice of Superior Lessors and Mortgagee. If any act or omission of Landlord would give Tenant the right, immediately or after the lapse of a period of time, to cancel this Lease or to claim a partial or total eviction, Tenant shall not exercise such right; (a) until it has given written notice of such act or omission to Landlord and each Superior Mortgagee and Superior Lessor whose name and address shall previously have been furnished to Tenant; and (b) Mortgagee and Superior Lessor shall have become entitled under such Superior. Mortgage or Superior Lease, as the case may be, to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice to effect such remedy), provided such Superior Mortgagee or Superior Lessor shall, with due diligence, give Tenant notice of intention to, and commence and continue to, remedy such act or omission.

Section 13.3 Attornment. If any Superior Lessor or Superior Mortgagee shall succeed to the rights of Landlord hereunder, whether through possession or foreclosure action or delivery of a new lease or deed, then, at the request of such party (hereinafter referred to as "Successor Landlord"), Tenant shall attorn to and recognize each Successor Landlord as Tenant's Landlord under this Lease and shall promptly execute and deliver any instrument such Successor Landlord may reasonable request to evidence such attornment.

Upon such attornment, this Lease shall continue in full force and effect as a direct lease between Successor Landlord and Tenant upon all the terms, conditions, and covenants as set forth in this Lease except that the Successor Landlord shall not: (a) be liable for any previous act or omission of Landlord under this Lease; (b) be subject to any offset, not expressly provided for in this Lease, which theretofore shall have prepayment shall have been previously approved in writing by such successor Landlord.

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ARTICLE XIV
NON-LIABILITY AND INDEMNIFICATION

Section 14.1 Non-Liability of Landlord. Neither Landlord nor any beneficiary, agent, servant or employee of Landlord, nor any Superior Lessor or any Superior Mortgagee, shall be liable to Tenant for any loss, injury, or damage, or to any other person, or to their property irrespective of the cause of such injury, damage or less, unless caused by or resulting from the negligence of Landlord, his agents, servants or employees in the operation or maintenance of the Premises or the Buildings. Tenant recognizes that any Superior Mortgagee will not be liable to Tenant for injury, damage or loss caused by or resulting from the gross negligence of the Landlord. Further, neither Landlord, any Superior Lessor or Superior Mortgagee, nor any partner director, officer, agent, servant, or employee of Landlord shall be liable: (a) for any such damage caused by other Tenants or persons in, upon or about the Buildings, or caused by operations in construction of any private, public or quasi-public work.

Section 14.2 Indemnification by Tenant. Tenant shall indemnify and hold Landlord and all Superior Lessors and Superior Mortgagees and their respective partners, directors, officers, agents, employees and beneficiaries harmless from and against any and all claims from or in connection with: (a) the conduct or management of the Premises or any business therein, or any work or thing whatsoever done, or any condition created (other than by Landlord) in or about the Premises during the term of this Lease or during the period of time, if any, prior to the date that Tenant may have been given access to the Premises; (b) any act, omission or negligence of Tenant or of any of its subtenants or licensees or their partners, directors, officers, agents, employees or contractors; (c) any accident, injury or damage whatsoever (unless caused solely by Landlord's negligence) occurring in, at or upon the Premises; and (d) any breach or default by Tenant in the full and prompt payment and performance of Tenant's obligations under this Lease; together with all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought against Landlord and/or Superior Lessor or Superior Mortgagee and/or their partners, directors, officers, agents and/or employees by reason of any such claim, Tenant, upon notice from Landlord or such Superior Lessor or Superior Mortgagee, shall resist and defend such action or proceeding (by counsel reasonable satisfactory to Landlord or such Superior Lessor or Superior Mortgagee).

Section 14.3 Independent Obligations; Force Majeure. The obligations of Tenant hereunder shall not be affected, impaired or excused, nor shall Landlord have any liability whatsoever to Tenant, because: (a) Landlord is unable to fulfill, or is delayed in fulfilling any of its obligations under this Lease by reason of strike, labor trouble, governmental preemption of priorities or other controls in connection with a national or other public emergency or shortages of fuel, supplies, labor or materials, Acts of God or any other cause, whether similar or dissimilar, beyond Landlord's reasonable control.

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ARTICLE XV
DEFAULT: LANDLORD'S REMEDIES

Section 15.1 Events of Default. The Tenant should be in default under this Lease if any one or more of the following events shall occur:

(I) Tenant shall fail to pay any installment of the Rent and/or any Additional Rent called for hereunder as and when the same shall become due and payable, and such default shall continue for a period of five (5) days after the same is due;
(II) Tenant shall default in the performance of or compliance with any of the other terms or provisions of this Lease, and such default shall continue for a period of ten (10) days after the giving of written notice thereof from Landlord to Tenant, or in the case of any such default which cannot with bonafide due diligence, be cured within ten (10) days. Tenant shall fail to proceed promptly after the giving of such notice with bonafide due diligence to cure such default and thereafter to prosecute the curing thereof with said due diligence within such period of ten (10) days (it being intended that as to a default not susceptible of being cured with due diligence with ten (10) days, the time within which such default may be cured shall be extended for such period as may be necessary to permit the same to be cured with due diligence);
(III) Tenant shall assign, transfer, mortgage or encumber this Lease or sublet the Premises in a manner not permitted by Article XII.
(IV) Tenant shall file a voluntary petition in bankruptcy or an Order for Relief be entered against it, or shall file any petition or answer seeking any arrangement, reorganization, composition, readjustment or similar relief under any present or future bankruptcy or other applicable law, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of all or any substantial part of Tenant's properties;
(V) If, within ninety (90) days after the filing of an involuntary petition to bankruptcy against Tenant or the commencement of any proceeding against Tenant seeking any arrangement, reorganization, composition, readjustment or similar relief under any law, such proceeding shall not have deem dismissed, or if, within ninety (90) days after filing of an involuntary petition to bankruptcy against Tenant or the commencement of any proceeding against Tenant seeking any arrangement, reorganization, composition, readjustment or similar relief under any law, such proceeding shall not have been dismissed, or if, within ninety (90) days after the appointment, without the consent or acquiescence of Tenant, of any substantial part of its properties, such appointment shall not have been vacated or stayed on appeal or otherwise, or if, within ninety (90) days after the expiration of any such stay, such appointment shall not have been vacated, or
(VI) Tenant shall vacate or abandon the Premises; then, and in any such event, or during the continuance thereof, Landlord may, at his option, by written notice to Tenant, designate a date not less than five (5) days from the giving of such notice on which this Lease shall end; and thereupon, on such date, subject to the provisions of Section 15.4, this Lease and all rights of Tenant hereunder shall be deemed ended and terminated.

Section 15.2 Surrender of Premises. Upon any such termination of this Lease, Tenant

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shall quit and peacefully surrender the Premises to Landlord and Landlord, upon and at any time after such termination, may, without further notice, re-enter and repossess the Premises, either by force, summary proceedings or otherwise, without being liable to any prosecution or damages therefore, and no person claiming through or under Tenant or by virtue of any statute or any other order of any court shall be entitled to possession of the Premises.

Section 15.3 Reletting. At any time or from time to time after any such termination of this Lease, Landlord may relet the Premises or any part thereof, in the name of Landlord or otherwise, for such term or terms and on such conditions as Landlord in his discretion may determine, and may collect and receive the Rents therefore. Landlord shall in no way be responsible or liable for any failure to relet the Premises or any party thereof or for any failure to collect any Rent due upon any such reletting.

Section 15.4 Survival of Obligations. No termination, pursuant to this Article XV of this Lease, shall relieve Tenant of its liability and obligations under this Lease, and such liability and obligations shall survive any such termination.

ARTICLE XVI
DAMAGES

Section 16.1 Landlord's Damages. In the event this Lease is terminated under the provisions of this Lease or any provision of law by reason of default hereunder on the part of Tenant, Tenant shall pay to Landlord, as damages, at the election of Landlord either:

(a) A sum which at the time of such termination of this Lease, or at the time of any re-entry by Landlord, as the case may be, represents the then value of the excess, of any, of (I) the aggregate amount of the Rent which would have been payable by Tenant (conclusively presuming the average monthly Additional Rent to be the same as were payable for the year, or, if less than 365 days have elapsed since the commencement of the lease, the partial year, immediately preceding such termination or re-entry) for the period commencing with such earlier termination of this Lease or the date of any such re-entry, as the case may be, and ending with the date contemplated as the expiration date hereof if this Lease had not so terminated or if Landlord had not so re-entered the Premises; over (II) the aggregate rental value of the Premises for the same period; or

(b) Sum equal to the Rent which would have been payable by Tenant had this Lease not so terminated or had Landlord not so re-entered the Premises, payable upon the due dates therefore specified herein following such termination or such re-entry and until the date contemplated and the expiration date of this Lease had not so terminated or if Landlord had not so re-entered the Premises.

If Landlord, at his option, shall relet the Premises during said period, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents, as and when received by Landlord, the expenses incurred or paid by Landlord in terminating this Lease and/or the expenses or reletting, including, without limitation, the alteration and preparation of the Premises for new Tenants, brokers' commission, attorneys' fees, and all other expenses properly chargeable against the Premises and the rental

there from. It is hereby understood that any such reletting may be for the period shorter or longer than the remaining term of this Lease but in no event shall Tenant be entitled to receive any excess of such net rents over the sum payable to Tenant to Landlord hereunder, nor shall Tenant be entitled in any suit for the collection of damages pursuant thereto a credit in respect of any net rents from a reletting, except to the extent that such net rents are actually received by Landlord.

Section 16.2 Remedies Cumulative. Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired nor limit or preclude recovery by Landlord against Tenant of any sums or damages which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder or on the part of Tenant. All the remedies hereinafter give to Landlord and all rights and remedies given to it at law and in equity shall be cumulative and concurrent.

ARTICLE XVII
DESTRUCTION OF PREMISES

Section 17.1 Total or Partial Destruction. If the Premises shall be damaged by fire, the elements, unavoidable accident or other casualty, without the fault of Tenant, but are not thereby rendered untenantable in whole or in part, Landlord shall at its own expense cause such damage, except to Tenant's equipment and trade fixtures, to be repaired, and the Rent and other charges shall not be abated. If by reason of such occurrence, the Premises shall be rendered untenantable only in part, Landlord shall at its own expense cause the damage, except to Tenant's equipment and trade fixtures, to be repaired, but only to the extent of Landlord's original obligation to construct and the Rent meanwhile shall be abated proportionately as to the portion of the premises rendered untenantable provided, however, if such damage shall occur during the last two (2) years of the term of this Lease (or of any renewal term), Landlord shall have the right, to be exercised by notice to Tenant within sixty (60) days after said occurrence, to elect not to repair such damage and to cancel and terminate this Lease effective as of a date stipulated in Landlord's notice, which shall not be earlier than thirty (30) days no later than sixty (60) days after the giving of such notice. If the Premises shall be rendered wholly untenantable by reason of such occurrence, the Landlord shall at its own expense cause such damage, except to Tenant's equipment and trade fixtures, to be repaired, but only to the extent of the Landlord's original obligation to construct, and the Rent meanwhile shall be abated in whole except that Landlord shall have the right, to be exercised notice to Tenant within sixty (60) days after said occurrence, to elect not to reconstruct the destroyed Premises, and in such event this Lease and the tenancy hereby created shall cease as of the date of the said occurrence, Nothing in this Section shall be construed to permit the abatement in whole or in part of the Additional Rent, nor charges for Common Area Maintenance and Taxes attributable to any period during which the Premises shall be in untenantable condition, nor shall there be in any abatement in these items nor the Rent if such damage is caused by the fault of Tenant. Whenever the Rent shall be abated pursuant to this Section 17.1, such abatement shall continue until the date which shall be the sooner to occur of (I) fifteen (15) days after notice by Landlord to Tenant that the Premises have been substantially repaired and restored, or (II) the date

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Tenant's business operations are restored in the entire Premises.

ARTICLE XVIII
EMINENT DOMAIN

Section 18.1 Taking. If the whole of the Buildings or the Premises or if more than fifty percent (50%) of the building which materially affects Tenant's use and occupancy of the Premises shall be taken by condemnation or in any other manner for any public or quasi-public use or purpose, this Lease and the term and estate hereby granted shall terminate as of the date of vesting of title on such taking and the Rent shall be prorated and adjusted as of such date.

Section 18.2 Award. Landlord shall be entitled to receive the entire award or payment in connection with any taking without deduction there from except to the extent that the Tenant shall be entitled to compensation based upon the damages sustained to its property.

Section 18.3 Temporary Taking. If the temporary use or occupancy of all or any part of the Premises shall be taken by condemnation or in any other manner for any public or quasi-public use or purpose during the term of this Lease, Tenant shall be entitled, except as hereinafter set forth to receive that portion of the award or payment for such taking which represents compensation for the use and occupancy of the Premises, for the taking of Tenant's Property and for moving expenses, and Landlord shall be entitled to receive that portion which represents reimbursement for the cost of restoration of the Premises. This Lease shall be and remain unaffected by such taking and Tenant shall continue to pay in full the Rent when due. If the period of temporary use or occupancy shall extend beyond the expiration date of this Lease, that party of the award which represents compensation for the use and occupancy of the Premises (or a part thereof) shall be divided between Landlord and Tenant so that Tenant shall receive so much thereof as represents the period up to and including such expiration date and a period beyond the date to which the Rent has been paid shall be received, held and applied by Landlord as a trust fund for payment of the Rent becoming due hereunder.

Section 18.4 Partial Taking. In the event of any taking of less than the whole of the Buildings situated which does not result in termination of this Lease, or in the event of a taking for a temporary use or occupancy of all or any part of the Premises which does not result in a termination of this Lease; (a) Landlord, at his expense, and whether or not any award of awards shall be sufficient for the purpose, shall proceed with reasonable diligence to repair the remaining parts of the Buildings and the Premises (other than those parts of the Premises which are Landlord's property and Tenant's property) to substantially their former condition to the extent that the same be feasible (subject to reasonable changes which Landlord shall deem desirable) and so as to constitute complete and Tenantable Buildings and Premises; and (b) Tenant, at its expense, and whether or not any award or awards shall be sufficient for the purpose, shall proceed with reasonable diligence to repair the remaining parts of the Premises which are deemed Landlord's property pursuant hereto and Tenant's property to substantially their former condition to the extent

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that the same may be feasible, subject to reasonable changes which Tenant shall deem desirable. Such work by Tenant shall be deemed Alterations as hereinabove defined.

ARTICLE XIX
QUIET ENJOYMENT

Section 19.1 Quiet Enjoyment. Landlord agrees that Tenant, upon paying all rent and all other charges herein provided for and observing and keeping the covenants, agreements, terms and conditions of this Lease and rules and regulations affecting the Premises on its part to be performed, shall lawfully and quietly hold, occupy and enjoy the Premises during the term of this Lease, subject to its terms, without hindrance or molestation by Landlord or any party claiming by, under or through Landlord.

ARTICLE XX
LANDLORD'S RIGHT OF ACCESS

Section 20.1 Access for Maintenance and Repair. Except for the space within the inside surfaces of all walls, hung ceilings, floors, windows and doors bounding the Premises, all of the Buildings, including, without limitation, exterior Building walls, core corridor walls and doors and any core corridor entrance, any terraces or roofs adjacent to the Premises, and any space in or adjacent to the Premises used for shafts, stacks, pipes, conduits, fan rooms, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof, as well as access thereto throughout the Premises for the purposes of operation, maintenance, decoration and repair, are reserved to Landlord, to install, erect, use and maintain pipes, ducts and conduits in and through the Premises. Landlord shall be allowed to take all materials into and upon the Premises that may be required in connection therewith, without any liability to Tenant and without any reduction of Tenant's covenants and obligations hereunder.

Section 20.2 Access for Inspection and Showing. Upon reasonable notice to Tenant and during normal business hours, Landlord and its agents shall have the right to enter and/or pass through the Premises at any time or times to examine the Premises and to show them to actual and prospective Superior Lessors, Superior Mortgagees, prospective purchasers, mortgagors or Lessees of the Buildings. During the period of twelve (12) months prior to the expiration date of this Lease, Landlord and its agents may exhibit and show the Premises to prospective Tenants.

Section 20.3 Landlord's Alterations and Improvements. If at any time any windows of the Premises are temporarily darkened or obstructed by reason of any repairs, improvements, maintenance and/or cleaning in or about the Buildings, or if any part of the Buildings, other than the Premises, is temporarily or permanently closed or inoperable, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease. Landlord reserves the right, at any time, without incurring any liability to Tenant therefore, and without affecting or reducing any of the Tenant's covenants and obligations hereunder, to make such changes, alterations, additions and improvements in or to the Buildings and the fixtures and equipment thereof, as well as in or to the street entrances, doors, halls, and passages thereof

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and other public parts of the Buildings, as Landlord shall deem necessary or desirable.

Section 20.4 Access During Emergencies. In case of any emergency originating in or threatening the Premises, regardless of the time of day or whether the Tenant is present at the time of such emergency, the Landlord, its agents and employees, shall have the right to enter the Premises for the purpose of remedying or abating the cause of such emergency and such right of entry shall be immediate and without the necessity of prior notice to or consent of Tenant. To facilitate entry in the event of such emergency, the Tenant shall deposit under the control of the Landlord a key to the Premises.

ARTICLE XXI
SIGNS, OBSTRUCTIONS

Section 21.1 Signs. Tenant shall at its own expense, provide a suitable identification sign or signs of such size, design and character as Landlord shall approve, and Tenant shall install the same at a place or places designated by Landlord. Tenant shall submit sign prints for Landlord's approval shall not release Tenant from receiving government approvals if required. Tenant further agrees to maintain such signs and lettering in good condition and repair at all times and to remove the same at the end of the term of this Lease as and if requested by Landlord. Upon removal thereof, Tenant agrees to restore the property to the same condition existing as prior to installation of the sign(s).

Section 21.2 Obstruction. Tenant shall obstruct neither the sidewalks nor parking lots in front of the Buildings, the Premises, or the area around the Buildings or Premises in any manner whatsoever.

ARTICLE XXII
NOTICES (See BLR)

Section 22.1 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and delivered personally, posted at the premises, sent by United States certified or registered mail, postage prepaid, return receipt requested, or sent postage prepaid by nationally recognized overnight courier (i.e., FedEx or UPS) to

SEE BLR

or to such other addresses as any party hereto may, from time to time, designate in writing delivered in a like manner. Any such notice or communication shall be deemed to have been received: (i) when delivered, if personally delivered or posted at the premises; (ii) on the second (2nd) business day after dispatch, if sent via United States certified or registered mail, postage prepaid, return receipt requested; or (iii) on the next business day after dispatch, if sent postage prepaid by nationally recognized overnight courier guaranteeing next business day delivery.

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ARTICLE XXIII
MISCELLANEOUS

Section 23.1 Broker Commission. Both Landlord and Tenant hereby confirm they have not had any conversations or negotiations with any broker except the Broker(s) as referenced in **the BLR.** It is understood and agreed that Levy Realty Advisors, LLC. exclusively represents the Landlord and any Co-Broker referenced in the BLR shall represent the Tenant, concerning the leasing of the Premises. Both parties agree to indemnify the other against and from any claims for any brokerage commissions (except those payable to Brokers) and all costs, expenses and liabilities in connection therewith including without limitation, reasonable attorney's fees and expenses, for any breach of the foregoing. Landlord shall pay all brokerage commissions due Brokers in accordance with a separate agreement between Landlord and Brokers.

Section 23.2 Financial Statements Throughout the term of this Lease, Tenant shall provide Landlord a current and complete financial statement or certified statement from Tenant's certified public accountant upon request.

Section 23.3 Estoppel Certificates Each party agrees, at any time and from time to time, as requested by the other party to execute and deliver to the other a statement certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), certifying the dates to which the Rent has been paid, stating whether or not, the other party is in default in performance of any of its obligations under this Lease, and if so, specifying each such default and stating whether or not, any event has occurred which with the giving of notice or passage of time, or both, would constitute such a default, and if so, specifying each such event. Any such statement delivered pursuant hereto shall be deemed a representation and warranty to be relied upon by the party requesting the certificate and by others with whom such party may be dealing, regardless of independent investigations. Tenant also shall include in any such statements such other information concerning this Lease as Landlord may reasonable request. It shall be a condition precedent to the Landlord's obligation to deliver possession of the Premises to the Tenant, that Tenant executed an estoppel certificate accepting the Premises and acknowledging the Lease. In the event either party fails to comply with this Section, such failure shall constitute a material breach of the Lease, if Tenant fails to execute the initial estoppel certificate. Rent shall continue to accrue but Landlord shall be under no obligation to deliver possession of the Premises.

Section 23.4 No Recordation. This Lease shall not be recorded by Tenant. Any attempted recordation by Tenant shall render this Lease null and void and entitle the Landlord to the remedies provided for Tenant's default. However, at the request of Landlord, Tenant shall promptly execute, acknowledge and deliver to Landlord a memorandum of lease in respect of this Lease and a memorandum of modification of lease in respect of any modification of this Lease, sufficient for recording. Such memorandum shall not be deemed to change or otherwise affect any of the obligations or provision of this Lease.

Section 23.5 Entire Agreements, etc. This Lease and the writing referred to herein constitute the entire understanding between the parties and shall bind the parties, their successors

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and assigns. No representations, except as herein expressly set forth, have been made by any party to the other, and this Lease cannot be amended, modified or canceled, except by writing, signed by Landlord and Tenant during the term of this Lease. The headings and captions contained in this Lease are inserted for convenience only and shall not be deemed a part of or be used in construing this Lease.

Section 23.6 Governing Law.

A. **ATTORNEYS FEES:**

The prevailing party in any eviction action, any action to enforce any of the terms, provisions, covenants and conditions contained herein, any action to collect rent or any action to enforce any of its rights and remedies pursuant to the terms contained herein shall be entitled to recover its reasonable attorney's fees and costs, including, but not limited to, such attorney's fees and costs incurred on appeal. Any party who breaches the terms, provisions, covenants and conditions contained herein by any reason or in any manner whatsoever shall also be obligated to pay the other party's reasonable attorney's fees and costs incurred pursuant to the breach notwithstanding whether any action is filed in Court.

B. **Governing Law:** This Lease shall be construed in accordance with and governed by the laws of the State of Florida. Venue shall be Palm Beach County, Florida.

C. **WAIVER OF JURY TRIAL**

LANDLORD AND TENANT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LEASE OR THE OBLIGATIONS EVIDENCED HEREBY, OR ANY OTHER DOCUMENT OR INSTRUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT TO EACH OF LANDLORD AND TENANT IN ENTERING INTO THIS LEASE

D. **Severability**

If any term or provision contained herein is determined by a Court to be invalid, illegal or incapable of being enforced, all other conditions, terms and provisions contained herein shall remain valid, enforceable and in full force and effect.

Section 23.7 No Option The submission of this Lease for examination does not constitute a reservation of or option for the Premises and this Lease becomes effective as a Lease only upon execution and delivery thereof by Landlord to Tenant.

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Section 23.8 Notwithstanding anything herein to the contrary, if Lessee breaches the prohibition against assignment as provided herein by, among other things, permitting a third party to enjoy the benefits of the Lease without formally assuming the liabilities of the Lessee (Tenant) in writing and with the prior written consent of the Lessor (Landlord) (e.g., occupying the space), the Lessor may, at its option, without waiving any other rights or entitlements permitted under this Lease or at law or in equity, consider the third party's action as an assumption of Lessee's obligations under the Lease, so

that there may be no misunderstanding, any third party who occupies the Leased Premises with the permission of the Lessee, shall be deemed to have assumed all of the liabilities and obligations of the Lessee under this Lease, whether or not the third party agrees to assume Lessee's obligations in writing. Accordingly, the third party shall have deemed to have agreed to an assignment and assumption of all of the Lessee's obligations under the Lease, without any further action and the Lessor, at its option may collect rent directly from the third party. However, Lessee shall always remain fully liable under this Lease and shall not be released from performing any of the terms, covenants and conditions hereof, or any rents or other sums to be paid hereunder, even if the Lessor elects to pursue an action against the third party as contemplated herein. This stipulation is in addition to Sections 12.1-12.3 of the Lease document.

Section 23.9 Business Interruption Insurance Tenant shall provide, keep and maintain business interruption insurance in amounts sufficient to prevent Tenant from becoming a coinsurer thereof, and to assure the continuance of the operating income and profit of Tenant's business during any period in which Tenant is unable to conduct such business in the Premises, or any part thereof, by reason of loss or damage due to fire or other casualty, the elements, civil commotion or riot, or any other cause whether insured or uninsured. Accordingly, Tenant shall remain fully liable for all rent and other payments required under the Lease and Tenant's failure of the covenant contained herein maintain business interruption insurance shall not be obviate Tenant's obligation to make all rental or other payments due under the Lease.

Section 23.10 Hazardous Materials: Tenant shall not (either with or without negligence) cause or permit the escape, disposal, or release of any biologically or chemically active or other hazardous substances or materials. Tenant shall not allow the storage or use of such substances or materials in or on the Leased Premises in any manner not sanctioned by law or by the highest standard prevailing in the industry for the storage and use in the ordinary course of Tenant's business, and then only after written notice is given to (an approved by) Landlord of identity of such substances or materials. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 6901 et seq., any applicable state or local laws and the regulations adopted under these acts. In addition, Tenant shall execute affidavits, representations and the like from time to time and Landlord's request concerning Tenant's best knowledge and belief regarding the presence of hazardous substances or materials in the Lease Premises. In all events, Tenant shall indemnify Landlord in the manner elsewhere provided in this Lease from any release of hazardous materials on the Leased Premises occurring while Tenant is in possession, or elsewhere if caused by Tenant or person acting under Tenant. The written covenants shall survive the expiration or earlier termination of this Lease.

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Section 23.11 Liability of Landlord. Anything contained in this Lease at law or in equity to the contrary notwithstanding, Tenant expressly acknowledges and agrees that there shall at no time be or be construed as being any personal liability by or on the part of Landlord's officers, directors, stockholders, partners, principals, representatives or agents under or in respect of this Lease or in any wise related hereto or the Premises; it being further acknowledged and agreed that Tenant is accepting this Lease and the estate created hereby upon and subject to the understanding that it shall not enforce or seek to enforce any claim or judgment or any other matter, for money or otherwise, personally or directly against any officer, director, stockholder, partner, principal (disclosed or undisclosed), representative or agent of Landlord, but will look solely to the Landlord's interest in the Buildings for the satisfaction of any and all claims, remedies or judgments (or other judicial process) in favor of Tenant requiring the payment of money by Landlord in the event of any breach by Landlord of any of the terms, covenants or agreements to be performed by Landlord under this Lease or otherwise; subject, however, to the prior rights of any ground or underlying lessors or the holders of the mortgages covering the Property, and no other assets of Landlord shall be subject to levy, execution or other judicial process for the satisfaction of Tenant's claims, such exculpation of personal liability as herein set forth to be absolute, unconditional and without exception of any kind.

Section 23.12 COMMON AREAS: All Common Areas shall be subject to the exclusive control and management of Landlord, and Landlord shall have the right, at any time and from time to time, to establish, modify, amend and enforce uniform rules and regulations with respect to the Common Areas and the use thereof. Tenant agrees to abide by and conform with such rules and regulations upon notice thereof, to cause its concessionaires, invitees and licensees and its and their employees and agents to abide and conform. Landlord shall have the right (a) to close, if necessary, all or any portion of the Common Areas to such extent as may in the opinion of Landlord's counsel be reasonably necessary to prevent a dedication or public taking thereof or the accrual of any rights of any person or of the public therein, (b) to close temporarily all or any portion of the Common Areas to discourage non-customers' use, (c) to use portions of the Common Areas while engaged in making additional improvements or repairs or alterations to the **990 S. ROGERS CIRCLE CENTER** (d) to transfer, in whole or in part, any of Landlord's rights and/or obligations under this Article, to any other Tenant(s) sub-Tenant(s) or other occupant(s) of **990 S. ROGERS CIRCLE CENTER**. or to such other party(ies) or designee(s) as Landlord may from time to time determine, and (e) to do and perform such other acts (whether similar or dissimilar to the foregoing) in, to and with respect to, the Common Areas as in the sue of good business judgment Landlord shall determine to be appropriate for **990 S. ROGERS CIRCLE CENTER** Tenant agrees to cause its officers, employees, agents, licensees and any concessionaires to park their respective automobiles, trucks and other vehicles only in such parking places in the Common Areas designated by the Landlord from time to time as the employee parking area. Tenant further agrees, upon request, to furnish to Landlord the motor vehicle license numbers assigned to the vehicles of Tenant and any concessionaire, their respective officers, agents, employees and licensees. Landlord, after notice to Tenant that Tenant or any of its officers, employees, agents, licensees, or concessionaires, are not parking in said employee parking area, may at its option, in addition to any other remedies it may have, tow away any such vehicle at Tenant's expense and/or

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impose a parking fine of $10.00 for each vehicle for each day or portion thereof that such violation(s) continues after five (5) days notice to Tenant. Tenant shall not at any time interfere with the rights of Landlord and other tenants, their officers, employees, agents, licensees, customers, invitees and concessionaires, to use any part of the parking areas and other Common Areas.

Section 23.13 LANDLORD'S TOWING RIGHTS: Tenant agrees that no junk OR unused vehicles, boats, or trailers with or without expired tags are to be left outside in the common areas for a time period in excess of twenty-four (24) hours. Should Tenant violate this provision, then Landlord AT THEIR SOLE AND ABSOLUTE DISCRETION shall have the right to tow.

Section 23.14 SUCCESSORS: All rights and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the several respective heirs, executors, administrators, successors, and assigns of the said parties. No rights, however, shall inure to the benefits of any assignee of Tenant unless the assignment to such assignee has been approved by Landlord in writing as provided in this Lease. Nothing contained in this Lease shall in any manner restrict Landlord's right to assign or encumber this Lease and, in the event Landlord sells or transfers its interest in the Commercial Space and the purchaser or transferee assumes Landlord's obligation and covenants, Landlord shall thereupon be relieved of all further obligations hereunder.

Section 23.15 FORCE MAJEURE: In the event either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, restrictive governmental law or regulations, riots, mandated governmental closures, epidemics, quarantine, insurrection, war or other reason of a like nature not the fault of the party delayed in performing work or doing acts required under the terms of this Lease, then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period of such delay. The provisions of this shall not operate to excuse Tenant from the prompt payment of Base Rent, additional rent or any other payments required by the terms of this Lease.

Section 23.16 CAPTIONS AND SECTIONS: The captions, section numbers, paragraph numbers appearing in this Lease are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of such sections or articles of this Lease nor in any way affect this Lease.

Section 23.17 ANTI-TERRORISM: Tenant represents and warrants that it is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by the United States Treasury Department as a Specially Designated National and Blocked Person, or for or on behalf of any person, group, entity, or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and that it is not engaged in this Lease directly or indirectly on behalf of, or facilitating this Lease directly or indirectly on behalf of, any such person, group, entity, or nation. Tenant agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys' fees and costs) arising from or related to any breach of the

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foregoing representation and warranty.

Section 23.18 ACCORD AND SATISFACTION: No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Base Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying the check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy provided in the Lease or any other remedy available at law or at equity.

SIGNATURES APPEAR ON THE NEXT PAGE

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The Landlord and Tenant have approved and executed this Lease as of the date and year first above written.

Signed and delivered by:

TENANT:
SMART FOR LIFE, INC.

DocuSigned by:

By: Alan Bergman
921467C9B6364D4
Alan Bergman, CFO

Date: 11/7/2022

LANDLORD:
990 S. ROGERS CIRCLE, LLC
By: Levy Realty Advisors, LLC.
Property Manager

By: ____________________
Joshua Levy, COO/Manager Broker/President

Date: 11/28/22

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EXHIBIT 1

FLOOR PLAN OF PREMISES

990 S. Rogers Circle | Boca Raton, FL 33487
Bay 3


2ND FLOOR

1st Floor - 2,105 RSF
2nd Floor - 1,900 RSF
Warehouse - 3,872 RSF

LEVY REALTY ADVISORS INC | Judy Deveau Montella | VP / Property Manager, CPM | 954.360.9428 | Judy@levyrai.com
4901 NW 17th Way, Suite 103 | Ft. Lauderdale, FL 33309

7,877 Rentable Sq. Ft.
www.LevyRealtyAdvisors.com

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EXHIBIT 2

RENT SCHEDULE

990 S. ROGERS CIRCLE, LLC AND SMART FOR LIFE, INC.

DATE: 11/28/22 SUITE #3 RENTABLE SQUARE FOOTAGE: 7,877

Lease Commencement Date: December 1, 2022
Rent Commencement Date: January 1, 2023

FIXED MINIMUM ANNUAL BASE RENT:

Lease Year	Base Rent	Sales Tax	Per Month
12/01/22-12/31/22	Free Rent		
01/01/23-12/31/23	$12,471.92	$810.67	$13,282.59
01/01/24-12/31/24	$12,908.44	$839.05	$13,747.49
01/01/25-12/31/25	$13,360.23	$868.42	$14,228.65
01/01/26-12/31/26	$13,827.84	$898.81	$14,726.65
01/01/27-12/31/27	$14,311.82	$930.27	$15,242.09
01/01/28-12/31/28	$14,812.73	$962.83	$15,775.56
01/01/29-12/31/29	$15,331.17	$996.53	$16,327.70

Tenant will be responsible for State Sales Tax, currently 6.5% (subject to change).
The above figures do not include Tenants own electric, trash removal, pest control, internet and utility consumption charges and cleaning of Tenants interior space.

PREPAYMENT: See BLR

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EXHIBIT 3
990 S. ROGERS CIRCLE, LLC
LEASEHOLD IMPROVEMENTS (SEE BLR)

LEASEHOLD IMPROVEMENTS: Tenant agrees to accept the premises in "AS IS" condition with the only exception being the below described Landlord's Work.

LANDLORDS WORK:

The Tenant agrees to accept the premises in "AS IS" condition, however, Landlord shall deliver all plumbing, doors, electrical and HVAC in good working order and has ***completed*** the following:

Concrete work in warehouse
Install LED lights in warehouse an office
Install LVT in reception, hallway, kitchen, storage room next to warehouse, and 1st floor office restrooms
Paint office area
Clean carpet in offices and stairs
Replace all damaged or stained ceiling tiles to match.

TENANT'S WORK:

1. Tenant shall be responsible for all low voltage, date lines and data boxes.
2. Signage on building, glass entry door and directory, subject to City Code and Landlord's prior written approval.

PERMITS AND LANDLORD APPROVAL: Prior to commencement of any work, Tenant shall provide Landlord with copies of Plans and Permits. All work shall be performed in a professional manner by licensed, insured contractors with required permits.

PERMITS AND LANDLORD APPROVAL: Prior to commencement of any work, Tenant shall provide Landlord with copes of Plans and Permits for Landlord's prior approval. All work shall be performed in a professional manner by licensed, insured, contractors and in accordance with the local and state building codes with required permits. If Tenant does not pull permits and there is a violation, then Tenant shall be solely responsible for curing the violation, submitting plans, obtaining and closing a permit.

Prior to commencement of any Leasehold Alterations and Improvements, Tenant will submit to Landlord copies of the General Contractor and/or Contractors Certificate of Insurance naming the Landlord as additional Insured and containing the following language:

Location: 990 S Rogers Circle, Boca Raton, FL 33487
990 S Rogers Circle, LLC and Levy Realty Advisors, LLC., are named as Additional Insureds on the General Liability Policy

Certificate Holder: 990 S Rogers Circle, LLC &
Levy Realty Advisors, LLC
4901 NW 17th Way, Suite 103
Ft. Lauderdale, FL 33309

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EXHIBIT 4
RULES AND REGULATIONS

TENANT MUST COMPLY WITH THE FOLLOWING:

1. **TRASH AND DEBRIS:**

   a. Tenant shall be responsible for keeping the interior and exterior of the leased premises clean at all times.

   b. There shall be no "junk cars", machinery, equipment, and used auto and engine parts of any kind stored outside of the premises.

   c. The Tenant shall keep the front and rear of the leased premises broom clean at all times. Landlord defines the area of responsibility of the Tenant as the width of the leased premises and into the parking area or road, as it may apply a distance of thirty (30) feet.

   d. No pallets, trade waste, boxes, wood, etc., will be allowed outside of the leased premises.

   e. No dumping on or about the leased premises. This includes grease or oil waste in the soakage pits which become ineffective and causes flooding.

   f. Trash should not accumulate within the leased premises and arrangements should be made with locale waste companies for trash containers and removals.

If Tenant violates any of the above conditions, Landlord, at its sole discretion, shall have the right to step in and correct any violations and seek reimbursement for any out of pocket expenses incurred along with a 15% administrative fee which shall be considered additional rent. Tenant's failure to make such reimbursement to Landlord shall be considered a monetary default of this Lease.

2. It shall be the Tenant's responsibility to provide fire extinguishers, which must be certified and tagged by a licensed company pursuant to the fire codes. No storage shall be permitted within three feet of any fire extinguisher.

3. Should Tenant be cited for any code violations then upon notice to Tenant by the Landlord, or its agents in charge, Tenant shall cure said violations within 5 business days. In the event Tenant fails to cure said violations within 5 business days, Landlord shall have the right to cure the aforementioned violations and Tenant shall be held responsible for all of Landlords out of pocket costs along with a 15% administrative fee, which shall be considered as additional rent. Tenant's failure to make such reimbursement to Landlord shall be considered a monetary default of this Lease.

4. No business shall be conducted on the outside of the leased premises.

5. No dogs (except service dogs), cats or other domesticated animals or pets, will be allowed to be kept inside or outside the leased premises, except with prior Landlord approval.

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6. Tenant shall supply electricity and all maintenance for the security lights on the outside of the leased premises.

7. There shall be no washing of motor vehicles in the common areas of the property. Any violation of this rule shall be grounds for Lease termination and a penalty fee will be assessed and considered additional rent.

8. All machinery should be wired and grounded correctly pursuant the municipal codes.

9. Any and all chemicals should be stored properly in vented cabinets and containers, pursuant to the municipality codes.

10. Flammables should not be stored in the building unless proper precautions have been taken and the appropriate licenses have been secured by the appropriate municipal building and zoning divisions.

11. If Tenant is storing or handling any toxic or hazardous materials, then application must be made for a Hazardous Materials License through the Department of Environmental Regulation. A copy of said License must be provided to the Landlord.

12. The Building is a smoke-free Building. Smoke shall include any type of smoking including vape or electronic smoking. Smoking is strictly prohibited within the Building. Smoking shall only be allowed in areas designated as a smoking area by Landlord. Tenant and its employees, representatives, contractors or invitees shall not smoke within the Building or throw cigar or cigarette butts or other substances or litter of any kind in or about the Building, except in receptacles for that purpose.

    Landlord may, at its sole discretion, impose a charge against monthly rent of $50.00 per violation by tenant or any of its employees, representatives, contractors or invitees, of this smoking policy.

13. The sidewalks, entrances, driveways and roadways serving and adjacent to the Leased Premises shall not be obstructed or used for any purpose other than ingress and egress. Landlord shall control the Common Areas.

14. The sinks and toilets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose subtenants, assignees or any of their servants, employees, agents, visitors or licensees shall have caused the same.

15. No boring, cutting or stringing of wires or laying of any floor coverings shall be permitted, except with the prior written consent of Landlord and as Landlord may direct. Landlord shall direct electricians as to where and how telephone or data cabling are to be introduced. The location of telephones, call boxes and other office equipment affixed to the Leased Premises shall be subject to the approval of Landlord.

16. No tenant shall make, or permit to be made any unseemly, excessive or disturbing noises or disturb or interfere with occupants of this or neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, phonograph, unusual noise, or in any other way. No tenant shall throw anything out of doors, windows or down the passageways.

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17. No tenant, subtenant or assignee nor any of its servants, employees, agents, visitors or licensees, shall at any time bring or keep upon the Leased Premises any flammable, combustible or explosive fluid, chemical or substance or firearm.

18. Tenant, its employees, customers, invitees and guests shall, when using the parking facilities in and around the Building, observe and obey all signs regarding fire lanes and no-parking and driving speed zones and designated handicapped and visitor spaces, and when parking always park between the designated lines.

    Landlord reserves the right to tow away, at the expense of the owner, any vehicle which is improperly parked or parked in a no-parking zone or in a designated handicapped area, and any vehicle which is left in any parking lot in violation of the foregoing regulation. All vehicles shall be parked at the sole risk of the owner, and Landlord assumes no responsibility for any damage to or loss of vehicles.

19. No outside storage is permitted including without limitation the storage of trucks and other vehicles without Landlords prior approval.

20. No tenant shall be allowed to conduct an auction from the Leased Premises without the prior written consent of Landlord

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